SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Fastenal Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FASTENAL COMPANY

2001 Theurer Boulevard

Winona, Minnesota 55987-0978

(507) 454-5374

February 28, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o’clock a.m., Central Time, on Tuesday, April 19, 2005.

The Notice of Annual Meeting and the Proxy Statement, which follow, describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company. Please join us for lunch immediately following the meeting.

We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed Proxy and return it in the accompanying envelope as soon as possible, even if you plan to attend the Annual Meeting. You may revoke the Proxy and vote in person at that time if you so desire. If your shares are held in the name of a bank, broker or similar holder of record, you will receive instructions from the holder of record that you must follow in order for shares to be voted.

Sincerely,

Robert A. Kierlin
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

to be held on April 19, 2005

The Annual Meeting of Shareholders of Fastenal Company will be held at the Company’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o’clock a.m., Central Time, on Tuesday, April 19, 2005 for the following purposes:

1.	To elect a Board of Directors consisting of nine members, to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly be brought before the meeting.

The Board of Directors has fixed February 21, 2005 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your Proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to mark, date, sign, and mail the enclosed Proxy in the postage-paid envelope that is provided. You may revoke the Proxy at any time prior to its being exercised, and returning your Proxy will not affect your right to vote in person if you attend the meeting and revoke the Proxy.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and
Chief Financial Officer

Winona, Minnesota

February 28, 2005

PROXY STATEMENT

GENERAL INFORMATION

The enclosed Proxy is being solicited by the Board of Directors of Fastenal Company (the “Company”) for use in connection with the Annual Meeting of Shareholders to be held on Tuesday, April 19, 2005 at the Company’s offices at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10 o’clock a.m., Central Time, and at any adjournments thereof. Only shareholders of record at the close of business on February 21, 2005 will be entitled to vote at such meeting or adjournment. Proxies in the accompanying form, which are properly signed, duly returned to an officer of the Company and not revoked, will be voted in the manner specified. A shareholder executing a Proxy retains the right to revoke it at any time before it is exercised by delivering to an officer of the Company written notice of termination of the Proxy’s authority or a properly signed Proxy bearing a later date.

The Common Stock of the Company, par value $.01 per share, is the only authorized and issued voting security of the Company. At the close of business on February 21, 2005, there were 75,877,376 shares of Common Stock issued and outstanding, each of which is entitled to one vote.

The address of the principal executive office of the Company is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and the telephone number is (507) 454-5374. The mailing of this Proxy Statement and the Board of Directors’ form of Proxy to shareholders will commence on or about March 1, 2005.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Election of Directors. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote is required for the election to the Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Other Proposals. The affirmative vote of the holders of the greater of (1) a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this Proxy Statement. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any shareholder proposal intended to be presented at the 2006 Annual Meeting of Shareholders and desired to be included in the Company’s Proxy Statement for that meeting must be received by the Company at its principal executive office no later than October 30, 2005 in order to be included in such Proxy Statement. If notice of any other shareholder proposal intended to be presented at the 2006 Annual Meeting of Shareholders is not received by the Company on or before January 15, 2006, the Proxy solicited by the Board of Directors of the Company for use in connection with that meeting may confer authority on the Proxies named therein to vote in their discretion on such proposal without any discussion in the Company’s Proxy Statement for that meeting of either the proposal or how such Proxies intend to exercise their voting discretion.

SECURITY OWNERSHIP OF PRINCIPAL

SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of February 15, 2005 the ownership of Common Stock of the Company by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, by each director and nominee for the office of director, by each executive officer named in the Summary Compensation Table set forth under “Executive Compensation” below, and by all directors and executive officers as a group. On February 15, 2005 there were 75,877,376 shares of Common Stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Robert A. Kierlin P.O. Box 302 Winona, Minnesota 55987	5,503,502	(2)	7.25%
Stephen M. Slaggie	3,775,567	(3)	4.98
Michael M. Gostomski	771,119	(4)	1.02
John D. Remick	2,191,070	(5)	2.89
Henry K. McConnon	956,224	(6)	1.26
Robert A. Hansen	200		*
Willard D. Oberton	169,120	(7)	*
Michael J. Dolan	4,500		*
Reyne K. Wisecup	2,660	(8)	*
Nicholas J. Lundquist	27,261	(9)	*
Daniel L. Florness	4,377	(10)	*
Steven L. Appelwick	3,888	(11)	*
Ruane, Cunniff & Goldfarb Inc. 767 Fifth Avenue New York, New York 10153-4798	5,743,725	(12)	7.57
William Blair & Company LLC 222 West Adams Street Chicago, Illinois 60606	3,968,971	(13)	5.23
Directors and executive officers as a group (12 persons)	13,409,488		17.67

*	Less than 1%.

(1)	Except as otherwise indicated in the Notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.
(2)	Includes 85,000 shares held by the Hiawatha Education Foundation. Mr. Kierlin is the sole member of the foundation, and Mr. Kierlin and his children are directors and officers of the foundation. As such, Mr. Kierlin and his children share voting and investment power with respect to the shares of Common Stock of the Company held by the foundation. Also includes 200 shares held by Mr. Kierlin’s wife. Mr. Kierlin disclaims beneficial ownership of the shares held by his wife.
(3)	Includes 209,830 shares held by Mr. Slaggie’s wife and 72,150 shares held by Mr. Slaggie as custodian for his son. Also includes 1,400 shares held by the Slaggie Family Foundation. Mr. Slaggie and members of his family (including his wife and certain of his children) are directors and members of the foundation and, as such, share voting and investment power with respect to the shares of Common Stock of the Company held by the foundation.
(4)	Includes of 526,119 shares held in Mr. Gostomski’s revocable living trust, over which Mr. Gostomski has voting and investment power, and 192,325 shares held in the revocable living trust of Mr. Gostomski’s wife, over which Mr. Gostomski’s wife has voting and investment power. Also includes 17,500 shares held by the Gostomski Family Foundation and 35,000 shares held in a Net Income with Makeup Charitable Remainder Unitrust (“NIMCRUT”). Mr. Gostomski and his wife have shared voting and investment power over the shares held by the foundation and the NIMCRUT. An aggregate of 310,000 of the shares held in Mr. Gostomski’s revocable living trust are pledged in connection with a forward sales contract that matures in August 2005.
(5)	Includes 276,599 shares held by Mr. Remick’s wife, and 20,000 shares held by Mr. Remick as custodian for one of his children. Mr. Remick disclaims beneficial ownership of the shares held by his wife. Also includes 68,000 shares held by a charitable foundation of which Mr. Remick is a director. As a director, Mr. Remick shares voting and investment power with respect to the shares of Common Stock of the Company held by the foundation.
(6)	Includes 320,000 shares held by Mr. McConnon’s wife, 1,150 shares held by Mr. McConnon as custodian for one of his grandchildren, and 24,000 shares held by Mr. McConnon’s father with respect to which Mr. McConnon has investment power pursuant to a power of attorney granted to Mr. McConnon by his father. Mr. McConnon disclaims beneficial ownership of the shares held by his wife.

(7)	Includes 35,800 shares held by Mr. Oberton’s wife, and an aggregate of 9,000 shares held by Mr. Oberton and his wife as custodian for Mr. Oberton’s children.
(8)	These shares are held jointly by Ms. Wisecup and her husband.
(9)	Includes 3,000 shares held by Mr. Lundquist’s wife, and an aggregate of 2,400 shares held by Mr. Lundquist as custodian for his children. Also includes 761 shares attributable to the account of Mr. Lundquist in the Company’s 401(k) plan. The number of shares attributable to such account is based upon Mr. Lundquist’s December 31, 2004 plan statement. Mr. Lundquist has the right to direct the investment of, and the voting of all shares in, his 401(k) plan account.
(10)	Includes of 4,016 shares held jointly by Mr. Florness and his wife, and 361 shares attributable to the account of Mr. Florness in the Company’s 401(k) plan. The number of shares attributable to such account is based upon Mr. Florness’ December 31, 2004 plan statement. Mr. Florness has the right to direct the investment of, and the voting of all shares in, his 401(k) plan account.
(11)	Includes 232 shares attributable to the account of Mr. Appelwick in the Company’s 401(k) plan. The number of shares attributable to such account is based upon Mr. Appelwick’s December 31, 2004 plan statement. Mr. Appelwick has the right to direct the investment of, and the voting of all shares in, his 401(k) plan account.
(12)	According to an amendment to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2004, Ruane, Cunniff & Goldfarb Inc., which is a registered investment advisor, has sole voting power with respect to 3,575,083 shares and sole investment power with respect to 5,743,725 shares.
(13)	According to a Schedule 13G statement filed with the Securities and Exchange Commission reflecting ownership as of December 31, 2004, William Blair & Co., Inc., which is a registered broker-dealer and investment advisor, has sole voting and investment power with respect to 3,968,971 shares.

ELECTION OF DIRECTORS

Nominees and Required Vote

The Restated Bylaws of the Company provide that the business of the Company shall be managed by or under the direction of a Board of Directors of not less than five nor more than nine directors, which number shall be fixed from time to time by the Board of Directors. Each director shall be elected at the Annual Meeting of Shareholders for a term that expires at the next regular shareholders’ meeting and shall hold office for the term for which he or she was elected and until a successor is elected and has qualified. The Board of Directors has fixed the number of directors to be elected for the ensuing year at nine and has nominated the nine persons named below for election as directors. All of the Company’s directors participated in the consideration of the nominees, and the Company did not retain any third party to assist in identifying or evaluating the nominees. The independent directors of the Company, as that term is defined in the listing standards of The NASDAQ Stock Market (the “Independent Directors”), meeting in executive session, reviewed the makeup of the Board and recommended, by unanimous vote, the nomination of the nine persons named below. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nine nominees named below to constitute the entire Board of Directors.

All of the nominees named below are current directors of the Company and have been previously elected as a director by the Company’s shareholders. Each nominee has indicated a willingness to serve as a director for the ensuing year. However, in case any nominee is not a candidate at the meeting for any reason, the Proxies named in the enclosed form of Proxy may vote for a substitute nominee in their discretion.

The following table sets forth certain information as to each nominee for the office of director:

Name	Age	Position
Robert A. Kierlin	65	Chairman of the Board and Director
Stephen M. Slaggie	65	Director
Michael M. Gostomski	64	Director
John D. Remick	68	Director
Henry K. McConnon	65	Director
Robert A. Hansen	61	Director
Willard D. Oberton	46	Chief Executive Officer, President and Director
Michael J. Dolan	56	Director
Reyne K. Wisecup	42	Human Resources Manager and Director

Mr. Kierlin has been the Chairman of the Board of the Company and has served as a director of the Company since the Company’s incorporation in 1968. In addition, Mr. Kierlin has served as a Minnesota State Senator since April 1999. Mr. Kierlin served as Chief Executive Officer of the Company from 1968 through December 2002, and as President of the Company from 1968 through July 2001.

Mr. Slaggie has served as a director of the Company since 1970. Mr. Slaggie also served as the Secretary of the Company from 1970 through June 2003. He was a full-time employee of the Company from December 1987 through June 2003, during which time he was Shareholder Relations Director and Insurance Risk Manager for the Company.

Mr. Gostomski has served as a director of the Company since 1973. For more than the past five years, Mr. Gostomski has been the President of Winona Heating & Ventilating Company, a sheet metal and roofing contractor located in Winona, Minnesota.

Mr. Remick has served as a director of the Company since the Company’s incorporation in 1968. For more than the past five years, Mr. Remick has been the President and Chief Executive Officer of Rochester Athletic Club, Inc., an athletic club located in Rochester, Minnesota.

Mr. McConnon has served as a director of the Company since the Company’s incorporation in 1968. For more than the past five years, Mr. McConnon has been the President of Wise Eyes, Inc., an eyeglass retailer and wholesaler located in State College, Pennsylvania.

Mr. Hansen has served as a director of the Company since June 1999. For more than the past five years, Mr. Hansen has been an Associate Professor of Marketing and Logistics Management with the Carlson School of Management at the University of Minnesota.

Mr. Oberton has served as a director of the Company since June 1999, has been President of the Company since July 2001, and has been Chief Executive Officer of the Company since December 2002. Mr. Oberton also served as Chief Operating Officer of the Company from March 1997 through December 2002, as Executive Vice-President of the Company from June 2000 through July 2001, and as Vice-President of the Company from March 1997 through June 2000.

Mr. Dolan has served as a director of the Company since June 2000. He has been a business consultant since March 2001. From October 1995 through February 2001, Mr. Dolan was Executive Vice President and Chief Operating Officer of The Smead Manufacturing Company, a manufacturer of office filing products in Hastings, Minnesota. He was an audit partner of KPMG LLP from 1980 until his retirement in September 1995.

Ms. Wisecup has served as a director of the Company since June 2000, and has been Human Resources Manager for the Company since April 1997.

None of the above nominees is related to any other nominee or to any executive officer of the Company.

Board Matters

The Board of Directors of the Company has determined that each of Michael M. Gostomski, John D. Remick, Henry K McConnon, Robert A. Hansen and Michael J. Dolan is an Independent Director. The Independent Directors constitute a majority of the Board of Directors of the Company.

The Board of Directors of the Company held four meetings during 2004. Each director of the Company attended more than 75% of the aggregate number of meetings of the Board and the various committees on which he or she served during 2004.

The Board of Directors of the Company provides a process for shareholders of the Company to send communications to the Company’s directors. The manner in which shareholders can send communications to directors and the process for relaying such communications is described on the Company’s website at www.fastenal.com.

The Company has no formal policy regarding attendance by its directors at annual shareholders meetings, although most of the Company’s directors have historically attended those meetings. Each of the Company’s nine directors attended the 2004 Annual Meeting of Shareholders.

Committee Matters

The Company has an Audit Committee consisting of Robert A. Hansen, John D. Remick and Michael J. Dolan, each of whom is an Independent Director. The Board of Directors of the Company has determined that Michael J. Dolan is an “audit committee financial expert”, as that term is defined in the rules of the Securities and Exchange Commission. The Company also has a Development Committee and an Acquisitions Committee. The Company does not have a Nominating Committee or a Compensation Committee, or any other committee of the Board of Directors performing equivalent functions.

The Audit Committee held six meetings during 2004. The Audit Committee has the authority to: (a) engage independent auditors, (b) review with the independent auditors the scope and results of audit engagements, (c) review the scope, frequency and results of internal audits and examinations, (d) review the adequacy of the Company’s accounting policies and system of internal accounting controls, and (e) review all related party transactions for potential conflict-of-interest situations. The Audit Committee operates under a written charter adopted by the Board of Directors in June 2000. The Audit Committee charter was amended in April 2004 in order to bring the charter into compliance with the recently revised listing standards of The NASDAQ Stock Market. A copy of the amended Audit Committee charter is attached as Appendix A to this proxy statement.

Director Nominations Policy

The Board of Directors of the Company adopted a director nominations policy in January 2004. A copy of that policy is available to shareholders of the Company on the Company’s website at www.fastenal.com. The policy requires all candidates for service on the Company’s Board of Directors to have personal integrity, loyalty to the Company and concern for its success and welfare, the ability and willingness to apply sound and independent judgment, an awareness of a director’s vital part in the Company’s good corporate citizenship, time available for meetings and consultation on Company matters, the commitment to serve as a director for a reasonable period of time, and the willingness to assume the fiduciary responsibilities of a director. Leadership experience in business or administrative activities, a breadth of knowledge about issues affecting the Company and/or an ability to contribute special expertise to Board or committee activities are also qualities to be considered in selecting director candidates.

Under the director nominations policy, the Independent Directors are responsible for reviewing the overall makeup of the Board and the needs of the Company for new directors, identifying, evaluating and recruiting candidates to fill any additional or vacant positions on the Board, and recommending to the full Board candidates to be nominated for election at the annual meeting of shareholders. If the Independent Directors determine to recommend the addition of one or more directors, or if a vacancy occurs on the Board that the Company is required to fill or that the Independent Directors determine should be filled, the policy provides that the procedures described below will be followed to the extent the Independent Directors deem necessary or appropriate. The Independent Directors will initiate a search for director candidates, identify an initial slate of candidates, conduct inquiries into the background and qualifications of the initial slate, and determine one or more preferred candidates. The preferred candidate or candidates will then be interviewed by the Chairman of the Board and, if the Chairman is not an Independent Director, at least one Independent Director. Thereafter, the Independent Directors will meet to consider and approve the final candidate and seek full Board endorsement of the final candidate.

The Independent Directors may consult with the full Board and members of the Company’s management in determining the needs of the Company for new directors and in identifying, evaluating, and recruiting director candidates, and may use Company personnel to assist them with the performance of their duties. The Independent Directors have the authority to retain search firms to assist in identifying and evaluating director candidates, as well as such other advisors as the Independent Directors determine necessary to carry out their duties. The Company is required to provide appropriate funding, as determined by the Independent Directors, for payment of compensation to any search firm or other advisors so employed by the Independent Directors.

In accordance with the director nominations policy, qualified candidates for membership on the Board recommended by shareholders of the Company will be considered by the Independent Directors. Candidates recommended by shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to bod@fastenal.com or writing to Board of Directors, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing the candidate’s name, biographical data, and qualifications.

The Company believes that, as a result of the role of the Independent Directors in the nominations process, it is not necessary at this time for the Company to have a separate nominating committee.

Compensation of Directors and Committee Members

Each director of the Company receives an annual retainer of $1,000 for his or her services as a director, and, if he or she is not an employee of the Company, $3,000 (plus reimbursement of reasonable expenses) for attendance at each meeting of the Board. Each member of the various committees who is not an employee of the Company receives $3,000 (plus reimbursement of reasonable expenses) for attendance at each committee meeting. The Chairman of the Board receives a monthly retainer of $5,000. Beginning in January 2004, the Chairman of the Audit Committee began receiving an annual retainer of $9,000.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing the Company’s management and independent auditors in respect of the Company’s accounting and financial reporting. In performing its oversight function, the Audit Committee relies upon advice and information received from the Company’s management and independent auditors.

In that regard, the Audit Committee has reviewed and discussed with members of the Company’s management the Company’s audited consolidated financial statements for fiscal 2004, and has discussed with representatives of the Company’s independent auditors the matters required to be discussed with audit committees by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received the written disclosures from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with representatives of the Company’s independent auditors that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for fiscal 2004 be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the Securities and Exchange Commission.

Michael J. Dolan	John D. Remick	Robert A. Hansen
Members of the Audit Committee

INDEPENDENT AUDITOR FEES AND SERVICES

Audit, Audit-Related, Tax and Other Fees

The following table presents fees billed by the Company’s independent auditors for professional services for fiscal 2004 and 2003, by category, as described in the notes to the table.

	2004	2003
Audit Fees(1)
Domestic Audit Fees	$655,000	$259,500
Statutory Audit Fees	35,000	31,000

Total Audit Fees	690,000	290,500

Audit-Related Fees(2)	13,500	13,200
Tax Fees(3)	0	4,450
All Other Fees	0	0
TOTAL	$703,500	$308,150

(1)	Aggregate fees for professional services rendered by the Company’s auditors for the audit of Fastenal’s annual financial statements, review of financial statements included in Fastenal’s Quarterly Reports on Form 10-Q, statutory audit services related to the Company’s Puerto Rico and Singapore operations, and other audit related service including services provided in connection with certifications required under federal securities laws.
(2)	Aggregate fees billed for assurance services related to Fastenal’s 401(k) benefit plan.
(3)	Aggregate fees billed for professional services related to tax compliance, tax advice, and tax planning, including preparation of tax forms.

Independence of Principal Accountant

The Audit Committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of the Company’s independent auditor.

Pre-Approval of Services

The Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission regarding auditor independence require that audit and non-audit services provided to the Company or any of its subsidiaries by the Company’s principal accountant be pre-approved by the Audit Committee or pursuant to pre-approval policies and procedures established by the Audit Committee, except that de minimis non-audit services may, under certain circumstances, be approved retroactively. The Audit Committee has granted to its Chairman, Michael J. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the Audit Committee at its next scheduled meeting. None of the non-audit services provided to the Company or any of its subsidiaries by the Company’s independent auditor in fiscal 2003 or fiscal 2004 was approved retroactively pursuant the exception to the pre-approval requirements for de minimis non-audit services described above.

EXECUTIVE COMPENSATION

Summary of Compensation

Set forth in the following table is information with respect to the compensation of the Company’s Chief Executive Officer during 2004, and certain other individuals who were executive officers of the Company at the end of 2004, for each fiscal year of the Company in the three fiscal years ended December 31, 2004:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards
		Salary ($)		Bonus ($)	Securities Underlying Options/SARs (#)
Willard D. Oberton (1) Chief Executive Officer and President	2004 2003 2002	347,916 301,000 301,000	(2) (2) (2)	735,790 70,214 121,500	0 1,400 2,000

Daniel L. Florness (1) Executive Vice-President and Chief Financial Officer	2004 2003 2002	223,542 193,754 150,000		326,455 61,138 89,000	0 1,400 2,000

Nicholas J. Lundquist (1) Executive Vice-President and Chief Operating Officer	2004 2003 2002	297,917 250,000 246,875		613,471 58,512 147,535	0 1,400 2,000

Steven L. Appelwick (3) Vice-President – Product Procurement, Marketing, and Logistics	2004 2003 2002	173,542 140,004 140,004		435,497 41,202 75,612	0 1,400 2,000

(1)	Mr. Oberton, Mr. Lundquist and Mr. Florness each assumed expanded roles and titles in December 2002. The titles indicated here represent the principal positions currently held by these individuals.
(2)	Includes $1,000 paid to Mr. Oberton during each of the years 2004, 2003 and 2002 in his capacity as a director of the Company. See “Election of Directors—Compensation of Directors and Committee Members” above.
(3)	Mr. Appelwick became an executive officer of the Company in December 2002. Mr. Appelwick’s 2002 compensation includes compensation for the full fiscal year.

The individuals named above are the only persons who were executive officers of the Company during the fiscal year ended December 31, 2004 and whose total salary and bonus for such fiscal year exceeded $100,000.

Option/SAR Grants

Table

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Willard D. Oberton	2,000	54,580	0	1,400	—	$30,184
Daniel L. Florness	2,000	55,900	0	1,400	—	30,184
Nicholas J. Lundquist	2,000	54,580	0	1,400	—	30,184
Steven L. Appelwick	2,000	52,967	0	1,400	—	30,184

Compensation Committee Interlocks and Insider Participation

As indicated under “Election of Directors–Committee Matters” above, the Company does not have a Compensation Committee or any other committee of the Board of Directors performing equivalent functions. The Independent Directors, meeting in executive session, make recommendations to the Board of Directors regarding compensation of executive officers of the Company, and the Board makes decisions regarding executive compensation after consideration of such recommendations. Reyne K. Wisecup, who is an employee of the Company, participated in all deliberations of the Board during fiscal 2004 concerning executive officer compensation. No other officers or employees of the Company or any of its subsidiaries participated in deliberations of the Board during fiscal 2004 concerning executive officer compensation.

Board Report on Executive Compensation

General

As required by the rules established by the Securities and Exchange Commission, the Board of Directors has prepared, for inclusion in this Proxy Statement, the following report on the compensation policies of the Board applicable to the Company’s executive officers. The Company’s executive compensation package consists of three main components: (i) base salary, (ii) the potential for cash bonuses, and (iii) historically, stock-based awards.

The compensation in 2004 of the Company’s executive officers, including its Chief Executive Officer, consisted of base salary and the potential for cash bonuses under individual bonus arrangements. No stock-based incentive awards were granted to the executive officers or any other employees of the Company in 2004.

The Board of Directors established, at its first meeting in 2004, the base salary to be paid, and the method for determining any bonuses to be paid, for that year to those employees serving at that time as executive officers of the Company. Base salary for each such executive officer, including the Chief Executive Officer, was determined by applying a discount factor to the base salary historically paid by members of the peer group selected in connection with the preparation of the Company’s most recent stock performance graph to their executive officers having comparable responsibilities. The Board of Directors applied a discount factor due to the directors’ belief that a significant portion of the total compensation of the Company’s executive officers should be performance-based.

The bonuses to be paid for 2004 to the Company’s Chief Executive Officer, Chief Operating Officer, and Vice-President – Product Procurement, Marketing and Logistics were calculated based on the amount by which the Company’s consolidated pre-tax income in each quarter of 2004 exceeded its consolidated pre-tax income in the same quarter of 2003. The bonus to be paid to the Company’s Chief Financial Officer for 2004 was calculated based on the amount by which consolidated net income in each quarter of 2004 exceeded a certain percentage of consolidated net sales in that quarter.

The Company’s performance was not a factor considered by the Board of Directors in setting the base salary of the Company’s executive officers. However, the Board of Directors believes that, as a result of their individual bonus arrangements and stock-based awards granted in prior years, the interests of the Company’s executive officers are closely aligned with the long-term interests of the Company and its public shareholders.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation over $1 million paid to the company’s chief executive officer or any of the four other most highly compensated executive officers. It is possible that compensation attributable to the Company’s cash bonuses or stock options, when combined with all other types of compensation received by a covered executive officer from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. Cash bonuses will qualify as performance-based compensation if they are payable solely on account of the attainment of one or more objective performance goals, the performance goals are determined by a compensation committee comprised solely of outside directors while the outcome is still substantially uncertain, the material terms under which the bonuses are to be paid, including the performance goals, are approved by the shareholders, and the compensation committee certifies that the performance goals and other material terms have been satisfied before the bonuses are paid. Stock options will qualify as performance-based compensation if the options are granted by a compensation committee comprised solely of outside directors, the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and either (i) the exercise price of the option is not less than the fair market value of the stock on the date of grant or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain. The material terms under which the Company’s cash bonuses are to be paid have been approved by the Company’s Board of Directors, but not the Company’s shareholders, and the Company does not currently have a Compensation Committee. As a result, the cash bonuses and options awarded to the covered executive officers do not qualify as “performance-based compensation.” However, the Board believes, in order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. The Board also believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position. The Board will, however, continue to consider future opportunities for compliance with Section 162(m) that it feels are in the best interest of the Company and its shareholders including potentially submitting to the shareholders of the Company for their approval the material terms under which cash bonuses are paid to covered executive officers and potentially establishing a Compensation Committee to administer the Company’s bonus and stock option plans.

Robert A. Kierlin	Stephen M. Slaggie	Michael M. Gostomski
John D. Remick	Henry K. McConnon	Robert A. Hansen
Willard D. Oberton	Michael J. Dolan	Reyne K. Wisecup

The Board of Directors

Performance Graph

Set forth below is a graph comparing, for a period of five years ended December 31, 2004, the yearly cumulative total shareholder return on the Company’s Common Stock with the yearly cumulative total shareholder return of the NASDAQ Market Index and an index (the “Peer Group Index”) of a group of peer companies selected by the Company (the “Peer Group”). The companies in the Peer Group are Industrial Distribution Group, Inc., Lawson Products, Inc., MSC Industrial Direct Co., Inc. and W.W. Grainger, Inc. The Company is not included in the Peer Group.

In calculating the yearly cumulative total shareholder return of the Peer Group Index, the shareholder returns of the companies included in the Peer Group are weighted according to the stock market capitalization of such companies at the beginning of each period for which a return is indicated.

The comparison of total shareholder returns in the performance graph assumes that $100 was invested on December 31, 1999 in each of the Company, the NASDAQ Market Index and the Peer Group Index, and that dividends were reinvested when and as paid.

Comparison of Five Year Cumulative Total Return Among Fastenal Company,

Peer Group Index, and NASDAQ Market Index

	1999	2000	2001	2002	2003	2004
Fastenal Company	100.00	122.34	148.33	167.21	223.71	278.83
Peer Group Index	100.00	84.29	107.98	116.22	116.83	165.85
NASDAQ Market Index	100.00	62.85	50.10	34.95	52.55	56.97

RELATIONSHIP WITH AND APPOINTMENT

OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected KPMG LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2005, subject to ratification by the shareholders. While it is not required to do so, the Audit Committee is submitting the selection of KPMG LLP for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Audit Committee will reconsider its selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2005.

A representative of KPMG LLP will be present at the Annual Meeting of Shareholders and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file initial reports of share ownership and reports of changes in share ownership with the Securities and Exchange Commission. Directors and officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and officers, all Section 16(a) filing requirements were met for the year ended December 31, 2004, except as follows: one report, covering a single sale transaction, was filed late by Mr. Kierlin; and one report, covering a single disposition of shares upon the maturity of a forward sale contract, was filed late by Mr. Gostomski.

ADDITIONAL MATTERS

The Annual Report of the Company for the fiscal year ended December 31, 2004, including financial statements, is being mailed with this Proxy Statement.

As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the Proxies solicited by the Board of Directors will be voted by the Proxies named therein in accordance with their best judgment.

The Company will pay the cost of soliciting Proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, officers and regular employees of the Company may solicit Proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

Shareholders who wish to obtain a copy of the Company’s 10-K Annual Report filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2004 may do so without charge by writing to Darin Pellegrino, Assistant Controller – Compliance and Reporting, at the Company’s offices, 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.

By Order of the Board of Directors,

Daniel L. Florness
Executive Vice-President and Chief Financial Officer

February 28, 2005

Appendix A

Charter of Audit Committee

Of The Fastenal Company Board of Directors

(Amended April 2004)

I. Audit Committee Purpose

There shall be an Audit Committee of the Board of Directors (the “Board”) of Fastenal Company (the “Company”).

The Audit Committee’s purpose is to oversee accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee also has oversight of the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function and independent auditor.

II. Audit Committee Organization

The Audit Committee shall consist of at least three directors. The members of the Audit Committee and the Chair of the Audit Committee shall be appointed by the Board. Each director appointed to the Audit Committee shall:

1. satisfy the requirements of the National Association of Securities Dealers (“NASD”) rules relating to Audit Committee members, including (a) the independence requirements, (b) the requirement that Audit Committee members not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and (c) the requirement that the Audit Committee members be able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statement; and

2. satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

At least one member of the Audit Committee must have accounting or financial management expertise as required by the NASD rules. In addition, the Audit Committee shall endeavor to have at all times on the Audit Committee at least one member who satisfies the definition of an “audit committee financial expert” as defined by the SEC.

Compliance with the foregoing requirements shall be determined by the Board in its business judgment and in accordance with applicable rules, regulations and standards in effect from time to time.

III. Audit Committee Responsibilities and Duties

The Audit Committee recognizes that the preparation of the Company’s financial statements and other financial information is the responsibility of the Company’s management and that auditing, or conducting reviews of, those financial statements and other financial information is the responsibility of the Company’s independent auditor. The Audit Committee’s responsibility is to oversee the management and the outside auditors in regard to the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The Company’s management, and its independent auditor, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than members of the Audit Committee. Consequently, the Audit Committee is not responsible for providing any expert or special assurance as to the Company’s financial statements and other financial information or any professional certification as to the independent auditor’s work, including without limitation its reports on and reviews of the Company’s financial statements and other financial information.

Oversight of Independent Auditor

1. The Audit Committee shall be directly responsible, subject to shareholder ratification, for the appointment, retention, compensation, evaluation, termination and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Audit Committee shall have sole authority to approve all audit engagement fees and terms and any non-audit engagements of the independent auditor, subject to the Audit Committee’s right to delegate such authority as provided below and to the provisions of any policy regarding pre-approval of services established by the Audit Committee as provided below. The independent auditor shall report directly to the Audit Committee. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

2. The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee shall approve all related fees and terms. The Audit Committee may delegate authority to one or more members of the Audit Committee, who are independent directors of the Board, the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such member(s) shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may establish policies and procedures regarding the engagement of the independent auditor to render services to the Company, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service and the pre-approval policies and procedures do not include the delegation of the Audit Committee responsibilities to management. If pre-approval policies and procedures are adopted, the Company may engage the independent auditor to perform services consistent with the policies and procedures. When pre-approving non-audit services, the Audit Committee should consider whether the provision of the non-audit services by the independent auditor is compatible with maintaining the independent auditor’s independence.

Authority to Engage Independent Advisors

The Audit Committee shall have the authority to retain independent counsel and other legal, accounting or other advisors as it determines necessary to carry out its duties. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to any advisors employed by the Audit Committee.

Other Responsibilities

The Audit Committee, to the extent it deems necessary or appropriate or to the extent required by the Exchange Act, the rules and regulations of the SEC or the rules of the NASD, shall:

1. Responsibility for Financial Statement and Disclosure Matters

(a) Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

(b) Review and discuss with management and the independent auditor the Company’s quarterly financial condition and results of operations, including the results of the independent auditor’s review of the quarterly financial condition and results of operations, prior to the filing of its Form 10-Q. The review and discussion should include any matters identified by the independent auditor pursuant to Statement on Auditing Standards No. 71 regarding the Company’s interim financial statements.

(c) Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

(d) Review and discuss quarterly reports from the independent auditor on:

(i) all critical accounting policies and practices to be used,

(ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and

(iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(e) Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(f) Review and consider the matters required to be discussed by Statement on Auditing Standards No. 61 with the independent auditor and management relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(g) Receive information from the Company’s management about any significant deficiencies or material weaknesses in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2. Oversight of the Company’s Relationship with the Independent Auditor

(a) Review and evaluate the lead partner of the independent audit team.

(b) Obtain and review a report from the independent auditor at least annually regarding:

(i) items typically identified in a Statement on Auditing Standards (SAS) No. 61 letter (this letter includes, but is not limited to, items such as independent auditors responsibilities under Generally Accepted Auditing Standards, critical accounting policies and practices, alternative accounting treatments within generally accepted accounting principles, management judgments and accounting estimates, audit adjustments and uncorrected misstatements, disagreements with management, and fees from management advisory services), and

(ii) items typically identified in an ‘independence letter’ that identifies all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1.

Actively engage in a dialogue with the independent auditor regarding any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. Present its conclusions with respect to the independent auditor to the Board.

(c) Confirm with the independent auditors that the rotation of the audit partner, lead partner and concurring partner of the independent auditor is occuring as required by law.

(d) Confirm with management that the Company has not hired employees or former employees of the independent auditor who participated in any capacity in the audit (within the previous two fiscal years) of the Company in order to ensure the independence of the independent auditor under the SEC rules.

(e) Confirm that none of the audit partners who are members of the audit team earn or receive compensation based on procuring engagements with the Company for providing products or services, other than audit, review or attest services.

(f) Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

3. Oversight of the Company’s Internal Audit Function

(a) Review the appointment and replacement of the senior internal auditing executive.

(b) Review the significant reports to management prepared by the internal auditing department and management’s responses.

(c) Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

4. Compliance Oversight

(a) Obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A(b) of the Exchange Act.

(b) Administer and oversee, to the extent directed by the Board, any codes of ethics or business conduct adopted by the Company.

(c) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(d) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(e) Review and evaluate related party transactions required to be disclosed by Item 404 of SEC Regulation S-K for potential conflict of interest situations on an ongoing basis.

(f) Prepare an audit committee report as required by the rules of the SEC to be included in the Company’s annual proxy statement.

(g) Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

IV. Audit Committee Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall report regularly to the Board through presentations at Board meetings or by submission of the minutes of the Audit Committee meetings to the Board. In addition to funding for the specific purposes described above, the Company shall provide appropriate funding, as determined by the Audit Committee, for ordinary administrative expenses that are necessary for the Audit Committee to carry out its duties.

FASTENAL COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 19, 2005

10:00 a.m., Central Time

Fastenal Company Headquarters

2001 Theurer Boulevard

Winona, Minnesota

Fastenal Company
2001 Theurer Boulevard, Winona, Minnesota 55987-1500	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of

Shareholders to be held on April 19, 2005 and at any adjournment thereof.

By signing this proxy, you revoke all prior proxies and appoint Stephen M. Slaggie, John D. Remick and Willard D. Oberton, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of the Shareholders to be held on April 19, 2005, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 21, 2005.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1 and 2. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

See reverse for voting instructions.

Please detach here

ò                                     ò

The Board of Directors Recommends a Vote FOR Items 1 and 2

1.	Election of Directors:	01 Robert A. Kierlin	05 Henry K. McConnon	☐	Vote FOR		☐	Vote WITHHELD
		02 Stephen M. Slaggie	06 Robert A. Hansen		all nominees			from all nominees
		03 Michael M Gostomski	07 Willard D. Oberton		(except as marked)
		04 John D. Remick	08 Michael J. Dolan
09 Reyne K. Wisecup
(Instructions: To withhold authority to vote for any Indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as independent auditors for the 2005 fiscal year.			☐	For	☐	Against	☐	Abstain

Address Change? ☐ Indicate changes below:
	_________________________________________________			Dated: , 2005
_________________________________________________
_________________________________________________
Signature(s) in Box

Please sign exactly as your name(s) appear on proxy. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.